EXHIBIT 5.1 LEGAL OPINION OF HUSCH BLACKWELL SANDERS LLP

4801 MAIN STREET, SUITE 1000 · KANSAS CITY, MO 64112
816.983.8000   FAX 816.983.8080 ·
www.huschblackwell.com

August 1, 2008

EnerJex Resources, Inc. 7300 W. 110th Street, 7th Floor Overland Park, KS 66210

Ladies and Gentlemen:

As counsel for EnerJex Resources, Inc., a Nevada corporation (the “Company”), we have been requested to render this opinion in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission for the purposes of registering under the Securities Act of 1933, as amended, shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued to eligible participants in accordance with the terms of the EnerJex Resources, Inc. 2000/2001 Stock Option Plan and the EnerJex Resources, Inc. Stock Option Plan (collectively, the “Plans”).

In connection with the foregoing, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion.  Based upon and subject to the foregoing, we are of the opinion that the Common Stock, when sold and issued in accordance with the Plans, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,

                                                /s/ Husch Blackwell Sanders LLP